EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Forward Funds,
Inc.:

In planning and performing our audit of the financial statements of Forward Funds, Inc. (comprising, respectively, the Hoover Small Cap Equity Fund, the Hansberger International Growth Fund, the Garzarelli U.S. Equity Fund and the Uniplan Real Estate Investment Fund) for the year ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Forward Funds, Inc., is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management, the Board of Directors of Forward Funds, Inc., and the Securities and Exchange Commission.

ARTHUR ANDERSEN LLP
San Francisco, California
February 12, 2001





EXHIBIT B:
Forward Funds
Proxy tabulations
Shareholder Meeting: 8/23/00

Voting Summary: To elect 5 Directors of Forwards Funds, Inc.
The proposal was passed.

THE GARZARELLI US EQUITY Fund
For          2,086,328.571
Against       0
Abstain       0

THE HANSBERGER INTERNATIONAL EQUITY FUND
For          1,889,666.837
Against       0
Abstain       0

THE HOOVER SMALL CAP EQUITY FUND
For          1,915,167.28
Against       0
Abstain       0

THE UNIPLAN REAL ESTATE INVESTMENT FUND
For         1,204,893.11
Against      0
Abstain      0